Exhibit 10.1

Unified Work Contract for Migrant Workers

Jordan Garments, Accessories & Textiles Exporters Association

Association of Owners of Factories, Workshops and Garments

General Trade Union of Workers in Textile, Garment and Clothing Industry

First Party

Employer:	Jerash Garments & Fashions Manufacturing Co. Ltd
Represented by Mr. / Ms.:	Ala’a Nawaf Awaisheh
Address:	Al-Tajamouat Industrial Estate
Telephone:	[*]

Second Party

Employee:	Wei Yang
Date of Birth (Day/ Month/ Year) :	1 Oct 1982
Nationality:	Chinese
Passport number:	[*]
Address:	Abdun -Amman
Telephone:	[*]

The two parties have agreed under this contract that the Second Party (hereinafter referred to as “worker”) shall work for the First Party (hereinafter referred to as “employer”) under the supervision and management of the First Party for a wage in accordance with the following terms and conditions:

1. Drafting of Contract

This contract has been drafted in _______ Arabic and in selected by the worker as a language that he understands and in three original copies signed by the two parties. Each party shall keep a copy of the contract. A copy shall also be kept with the Ministry of Labor for the purposes of issuing a work permit.

2. Term of Contract

The two parties have agreed that the term of this contract shall be 3 years during which work permits shall be issued in accordance with the procedures in place at the Ministry of Labor. The term of the contract shall commence as of the date of the arrival of the worker in the Hashemite Kingdom of Jordan (hereinafter referred to as “Jordan”). The employer, at his own expense, shall complete the legal requirements, including the issuance of a residency permit and a work permit for the worker.

3. Type and Place of Work

A. The worker shall be employed in the profession of Administration. The worker shall undertake to perform his duties and responsibilities according to the nature of his work and under the supervision and management of the employer or someone on his behalf.

B. The main location of work of the worker shall be at the enterprise of the employer in the area of Amman. The employer may relocate the worker to other branches of the enterprise within Jordan provided that the worker is informed in writing of the relocation decision one week prior to the relocation and that this shall not affect his financial entitlements.

4. Employment and Travel Arrangements

A. The employer shall undertake to complete the conditions of employment and travel arrangements without the worker incurring any fee or expenses except the official expenses that he incurs in his home country in accordance with the laws there. The worker shall confirm his knowledge that he is not obliged to pay any fee to any entity except the official expenses in his home country.

B. The employer shall:

1. Receive the worker at the place of his arrival in Jordan and transport him from the place of arrival to the place of work free of charge.

2. Provide the worker with an air travel ticket from his home country to Jordan upon recruitment and another free air travel ticket to his home country upon the end of the work relationship while taking into consideration Paragraph 3 below of this clause.

3. Taking into consideration the provisions of Article 29 of the Labor Law, if the worker terminates the work relationship before completing the term of the contract, the employer shall not cover the full cost of the air travel ticket from Jordan to the home country of the worker. In this case, the employer shall cover a percentage of the cost of the air travel ticket equivalent to the period in which the worker spent of the total term of the work contract.

5. Wage and Working Hours/Obligations of Employer

In return for the work performed by the worker, the employer shall fulfill the following obligations and provide the following benefits:

A. Monetary Wage: The worker shall be paid a monthly wage of 3500 Jordanian dinars, while taking into consideration the conditions of the collective agreements signed between the Jordan Garments, Accessories & Textiles Exporters Association, the Association of Owners of Factories, Workshops and Garments, and the General Trade Union of Workers in Textile, Garment and Clothing Industry, including the provisions related to annual increases and incentives stipulated in these agreements.

B. In-Kind Wage: The employer shall provide food and accommodation to the worker as follows:

1. Three meals daily in reasonable quantity and quality to provide adequate nutrition.

2. Free transportation to the worker to and from the place of residence to worksites if the place of residence is 1 km or more away from the premises of the factory while taking into consideration the terms of the collective agreements signed between the Jordan Garments, Accessories & Textiles Exporters Association, the Association of Owners of Factories, Workshops and Garments, and the General Trade Union of Workers in Textile, Garment and Clothing Industry.

3. Shared accommodation of the worker according to the conditions stipulated in relevant legislation that governs the standards of worker accommodation in Jordan.

C. Working Hours: Regular working hours shall be 8 hours a day or 48 hours a week, excluding the time taken for meals and breaks.

D. Payment: The employer shall pay the wage, bonuses, incentives, overtime, and any other entitlements that are part of the concept of wage within not more than seven days of the date of entitlement either in cash or through bank or electronic transfer as agreed on between the two parties.

E. Cash and in-kind wage shall be subject to tax and social security deductions, as well as any other legal deductions, in the percentages and according to the conditions stipulated in relevant legislation.

6. Overtime and Incentives

A. Overtime (if any) shall be optional. If the worker agrees to work overtime, the wages for this work shall be calculated as follows:

1. If he works overtime during weekdays more than the daily or weekly working hours, he shall receive a wage of not less than 125% of his regular wage.

2. If he works on the day of his weekly holiday or during religious or official holidays, he shall receive an additional wage of not less than 150% of his regular wage.

B. Incentives:

1 . The worker shall be informed of the value of incentives of work and production and the method of payment of these incentives in writing.

2. The value of the incentives shall be clearly noted in the monthly wage statement of the worker.

7. Wage Statement and Overtime: Upon payment of the wage, the employer shall provide the worker with a detailed monthly statement that includes the name of the worker, the amount of the wage, allowances, increases, any other benefits, legal deductions, and the number of overtime hours that the worker worked and the amount of money corresponding to this.

8. Leaves

A. Annual Leave: The worker shall be entitled to a 14-day paid annual leave for every year of service. The annual leave shall be increased to 21 days if the worker spends five successive years with the employer. Weekly holidays and religious and official holidays shall not be calculated as part of annual leave.

B. Sick Leave: The worker shall be entitled to a 14-day paid sick leave within one year with full wage based on a report by the doctor approved by the enterprise. The leave may be renewed for another 14 days with full wage if he is hospitalized based on a report by the doctor approved by the enterprises whose number of workers is less than 20 workers. As for enterprises whose number of workers is more than 20 workers, a medical committee shall be authorized for the purpose of approving medical reports.

C. Weekly Holiday: The worker shall be entitled to one fully paid day for rest every week and it shall be on Friday. (If the nature of work requires that the holiday be a day other than Friday, the day approved by the enterprise shall be specified as the day of weekly holiday must be fixed and not changeable).

D. Paternity Leave: The worker shall be entitled to a three-day paid paternity leave.

9. Social Security: The provisions of the Social Security Law and its amendments, and the regulations and instructions issued pursuant thereto, shall be applied in connection to contributions, entitlements, work injuries, and other types of insurance relevant to the worker.

10. Health Care

The employer shall undertake the following:

A. Make arrangements for a preliminary medical examination and routine medical checkups in accordance with the Instructions on Medical Examinations of Workers issued pursuant to the Jordanian Labor Law and the official form issued by the Ministry of Labor concerning these examinations.

B. In emergency cases, the medical staff of the employer must refer the worker to a specialized doctor or hospital expeditiously and without delay so that the worker may receive the necessary medical care and proper treatment at the expense of the employer.

11. Work Permits, Residency Permit, and Identity Card Documents

The employer must:

A. Not withhold any of the identification documents of the worker, including the passport, residency permit, and work permit while observing the procedures for renewing the work permit and residency.

B. Obtain the work and residency permits of the worker throughout the duration of the work relationship without letting the worker incur any costs, even if the contract is prematurely terminated.

12. Non-Discrimination

The employer must not discriminate between the worker and other workers on the ground of race, color, sex, religion, political opinion, nationality, or social origin.

13. Freedom of Association and Collective Bargaining

The employer must respect the worker’s right to freedom of association, as stipulated by the Jordanian Labor Law and its amendments. This includes the right to join the General Trade Union of Workers in Textile, Garment and Clothing Industry in Jordan without harassment, interference, or prejudice to any of his rights.

14. Disciplinary Measures

A. The employer may take disciplinary measures or impose fines against the worker, as stipulated in the list of penalties approved by the Minister of Labor or someone whom he authorizes.

B. The worker must be informed of the terms of the bylaw of the factory that is approved by the Ministry of Labor.

15. Confidentiality

The worker shall undertake not to disclose any confidential information related to commercial, financial, or technical information at the enterprise of the employer for any reason whatsoever, whether during the term of the employment relationship or after its end. The employer may terminate the work of the worker if he discloses such information and he may take legal action against him to seek compensation for the losses he caused. Confidential information includes all non-public information concerning commercial, financial, or technical aspects of the business of the employer, which, if disclosed, could be used by competitors of the employer.

16. Termination of Work Contract

A. The work contract shall end in any of the following cases:

1 .. If the two parties agree to end it.

2. If the term of the work contract ends or the work itself ends.

3. If the worker dies or is unable to work due to illness or disability, as proven by a medical report issued by a medical authority.

4. If the worker meets the conditions of old-age retirement as stipulated in the Social Security Law unless the two parties agree otherwise.

B. If the employer terminates the work contract before its term has ended, or the worker terminates the work contract for one of the reasons set out in Article 29 of the Jordanian Labor Law, the worker shall be entitled to all the rights and dues specified in the contract, including wage, benefits, and other amounts due to the worker in accordance with the law for the remainder of the term of the contract provided that the contract has not been terminated in accordance with Article 28 of the Jordanian Labor Law.

C. If the worker terminates the work contract for reasons that are not within the provisions of Article 29 of the Jordanian Labor Law, the employer may claim compensation for the losses he incurred due to the termination of the contract. The competent court shall determine the value of the compensation provided that it shall not exceed half of the wage of the worker for the remaining period of the contract.

17. Termination Settlement

Upon the end of the contractual relationship, the worker shall be entitled to a prompt settlement of all outstanding payments, including wage and overtime payments, which should be completed within seven days of the worker’s last day of work. The employer shall provide the worker with accommodation and meals until travel arrangements are finalized.

18. Death

The employer and worker agree that in the event of the death of the worker during the term of the work contract:

A. The employer shall notify the embassy of the worker’s home country within 24 hours and cover the costs of the body’s repatriation to his home country.

B. The employer shall pay all outstanding dues of the worker to his heirs or any authorized person with an official power of attorney certified by the home country of the worker, and the embassy of his home country shall be notified.

19. Settlement of Disputes

A. The worker may file a complaint with the labor union committee that is mediating between the worker and employer to settle the dispute. If the labor union committee fails to settle the dispute within five days, the worker may have recourse to the General Trade Union of Workers in Textile, Garment and Clothing Industry to resolve the complaint. If the worker does not wish to refer the matter to the union, he may file the complaint with the Ministry of Labor or the wage authority or court of peace, depending on the nature of the dispute and the provisions governing this.

B. The courts of the Hashemite Kingdom of Jordan shall have jurisdiction to decide on any dispute arising in relation to the application, implementation or interpretation of this contract. Claims shall be filed before the competent court located in the place of employment.

20. Labor Law

The provisions of the Labor Law shall apply to the two parties where no explicit stipulation is mentioned in this contract.

21. Declaration

The employer and worker declare that they fully understand the provisions of this contract. Both parties signed the contract and each kept a copy of it.

Signature of Employer

/s/ Ala’a Nawaf Awaisheh
Date: 1/5/2023 (date, month, year)

Signature of Worker

/s/ Wei Yang
Date: 1/5/2023 (date, month, year)